EXHIBIT 2.3

SHARE PURCHASE AGREEMENT

Transfer of Shares and Trustor Rights

This share purchase agreement (the “Agreement”) dated as of April 28, 2006 is entered into by and among:

1.	Dr. Manfred Lutz, Frank-Dieter Maier,

Manfred Wagner, Heribert Weber, Wolfgang Wiegelmann

in Gesellschaft bürgerlichen Rechts (EFO-Verwaltungs-GbR),

Emil-Siepmannstr. 40, 59581 Warstein-Belecke, Germany

(hereinafter also referred to as “Seller 1”)

2.	Dr. Manfred Lutz, Hohler Weg 18, 59581 Warstein

(hereinafter also referred to as “Seller 2”)

3.	Herr Frank-Dieter Maier, Hallerstr. 6, 74076 Heilbronn

(hereinafter also referred to as “Seller 3”)

4.	Herr Manfred Wagner, Fichtenweg 1, 59581 Warstein

(hereinafter also referred to as “Seller 4”)

5.	Herr Heribert Weber, Eschenweg 41, 59581 Warstein

(hereinafter also referred to as “Seller 5”)

6.	Herr Wolfgang Wiegelmann, Westwall 5, 59581 Warstein

(hereinafter also referred to as “Seller 6”)

– the parties 1. through 6. hereinafter individually referred to as a “Seller” and collectively referred to as the “Sellers” –

and

7.	Hologic, Inc., 35 Crosby Drive, Bedford, MA 01730, USA

– hereinafter referred to as “Purchaser” –

each of them hereinafter a “Party” and collectively the “Parties”

TABLE OF CONTENTS:

1	PREAMBLE	4
2	STATE OF AFFAIRS, CORPORATE OWNERSHIP	5
2.1	EFO Companies	5
2.2	Subsidiaries	5
2.3	Participations	6
2.4	Future Graphics LLC	7
3	SALE AND TRANSFER OF SHARES and Trustor Rights	7
3.1	Sale and Purchase	7
3.2	Transfer of Shares	7
4	PURCHASE CONSIDERATION	7
4.1	Purchase Consideration	7
4.2	Payment	8
4.3	Additional Consideration/TII	10
5	REPRESENTATIONS AND WARRANTIES OF SELLERS	11
5.1	Organization; Corporate Power and Authority	11
5.2	Title to Shares and Trustor Rights	12
5.3	Capitalization	12
5.4	Conflicts; Defaults	12
5.5	Governmental Approvals	12
5.6	Third Party Consents	12
5.7	Tangible Assets	13
5.8	Real Property	13
5.9	Contracts	14
5.10	Financial Statements and Information	16
5.11	Liabilities	17
5.12	Litigation	17
5.13	Regulatory Compliance	18
5.14	Permits	17
5.15	Employee Matters	18
5.16	Benefit Plans	19
5.17	Taxes	20
5.18	Brokers	20
5.19	Environmental Matters	20
5.20	Bank Accounts	21
5.21	Inventory	22
5.22	Intellectual Property	22
5.23	Accounts Receivable	23
5.24	Product Liability	23
5.25	Order Backlog	23
5.26	Insurance	23
5.27	Absence of Changes	24
5.28	Bankruptcy or Judicial Composition Proceedings	25
5.29	Foreign Corrupt Practices	25
5.30	Investment Representation.	25
5.31	Disclosure and Absence of Undisclosed Liabilities	26
6	CERTAIN COVENANTS	26
6.1	Management Agreements	26
6.2	Encumbrances	26
6.3	Confidentiality	26
6.4	Public Announcements	27
6.5	Non-Solicitation	27
6.6	Non-Competition	28
6.7	Conduct of Business	28
6.8	Environmental Compliance	28
6.9	Certain China Compliance Issues	28

6.10	Closing Financial Statements	28
7	REPRESENTATIONS AND WARRANTIES OF PURCHASER	29
7.1	Organization; Corporate Power and Authority	29
7.2	Conflicts	29
7.3	Governmental Approvals	29
7.4	Third Person Consents	29
7.5	Hologic Stock	29
7.6	Financial Statements	29
8	REMEDIES	30
8.1	Indemnification by Sellers	30
8.2	Indemnification by Purchaser.	30
8.3	Indemnification Procedure.	30
8.4	Expiration of Claims	31
8.5	Exclusive Rights	31
8.6	Limitation on Indemnification	32
9	Merger Control	33
10	CONDITIONS PRECEDENT, CLOSING	33
10.1	Conditions Precedent	33
10.2	Employment Agreements with Key Employees	33
10.3	Waiver	33
10.4	Legal Opinion of Purchaser’s Counsel	34
10.5	Releases	34
10.6	Conduct of Business	34
10.7	Accuracy of Representations and Warranties	34
10.8	Closing	34
10.9	Termination	34
11	Intentionally left blank	35
12	Miscellaneous	35
12.1	Notice	35
12.2	Assignment	36
12.3	Taxes and Fees	36
12.4	Amendments	37
12.5	Successors and Assigns	37
12.6	Governing Language	37
12.7	Conflicts	37
12.8	Choice of Law	37
12.9	Dispute Resolution	37
12.10	Entire Agreement	38
12.11	Severability	38
12.12	Sellers´ consent	38

1 PREAMBLE

WHEREAS, AEG Elektrofotografie GmbH, a limited liability company with its registered seat in Warstein-Belecke and registered with the Commercial Register of the Court of Arnsberg under Number HRB 2897 (“EFO”), is engaged in the business of the development, production, distribution and trade with electro-photographic products, in particular for copy machines, printers and fax machines as well as the Selenium coating for flat panel digital x-ray detectors.

WHEREAS, AEG E.M.I. Elektromechanische Industrielösungen GmbH & Co. KG, a limited partnership with its registered seat in Warstein-Belecke and registered with the Commercial Register of the Court of Arnsberg under Number HRA 3554 (“EMI KG”), is engaged in the business of the preparation of technical concepts for the production, maintenance and repair of maintenance and testing facilities having the main focus on mechanics and electro-technics/electronics.

WHEREAS, AEG E.M.I. Elektromechanische Industrielösungen Verwaltungsgesellschaft mbH, a limited liability company with its registered seat in Warstein-Belecke and registered with the Commercial Register of the Court of Arnsberg under Number HRB 2938 (“EMI GmbH”), is the general partner (persönlich haftender Gesellschafter) of EMI KG without capital participation.

WHEREAS, EFO, EMI KG and EMI GmbH are hereinafter collectively referred to as the “EFO Companies”. The EFO Companies hold subsidiaries listed in Section 2.2 and participation interests in the companies listed in Section 2.3.

WHEREAS, Seller 1 owns 100% of all equity interests (Geschäftsanteile) in EFO and EMI GmbH, and Sellers 2 to 6 own 100% of all limited partner’s interests (Kommanditanteile) in EMI KG as trustors pursuant to that certain trust agreement dated March 24, 2006 with EFO as trustee, in the EFO Group Companies.

WHEREAS, Sellers desire to sell and Purchaser desires to purchase the business of the EFO Group Companies through a sale and purchase of all equity interests in the EFO Companies by means of this Agreement.

NOW, THEREFORE, the Parties agree and covenant as follows:

Capitalized terms used herein shall have the meaning ascribed to them in Exhibit A to this Agreement.

A list of the Exhibits to this Agreement is attached as Exhibit B.

2 STATE OF AFFAIRS, CORPORATE OWNERSHIP

2.1	EFO Companies

2.1.1	EFO

EFO has its registered seat in Warstein-Belecke and its business address at Emil Siepmann-Straße 40, 59581 Warstein, Germany. EFO is registered with the Commercial Register of the Court of Arnsberg under Number HRB 2897. EFO’s registered share capital amounts to EUR 2,556,500.00 and is divided into two shares in the nominal amount of EUR 25,600 and EUR 2,530,900. The amount of share capital is fully paid up and no repayment of share capital took place. The company is neither over-indebted nor insolvent.

2.1.2	EMI KG

EMI KG has its registered seat in Warstein-Belecke and its business address at Emil Siepmann-Straße 40, 59581 Warstein, Germany. EMI KG is registered with the Commercial Register of the Court of Arnsberg under Number HRA 3554. EMI KG’s registered liability capital (“Haftsumme”) amounts to EUR 255,750.00. The amount of liability capital is fully paid up and no repayment of liability capital took place. The company is neither over-indebted nor insolvent.

EMI KG was transferred to EFO on a trust basis on March 24, 2006 subject to registration of the transfer in the commercial register; the transfer became effective upon registration on March 29, 2006. The trust and transfer agreement dated March 24, 2006 is attached as Exhibit 2.1.2 to this Agreement (the “Trust Agreement”)

2.1.3	EMI GmbH

EMI GmbH has its registered seat in Warstein-Belecke and its business address at Emil Siepmann-Straße 40, 59581 Warstein, Germany. EMI GmbH is registered with the Commercial Register of the Court of Arnsberg under Number HRB 2938. EMI GmbH’s registered share capital amounts to EUR 25,600.00 and is issued as one share in the nominal amount of EUR 25,600. The amount of share capital is fully paid up and no repayment of share capital took place. The company is neither over-indebted nor insolvent.

The shares listed in Sections 2.1.1, and 2.1.3 above are hereinafter collectively referred to as the “Shares”.

2.2	Subsidiaries

EFO holds either directly or indirectly 100% of the interests in the following companies (“Subsidiaries”):

2.2.1	AEG Photoconductor Corporation (“APC”): EFO owns all 183 shares of the outstanding stock of APC.

2.2.2	Technology Investments, Inc. (“TII”): APC owns all 100 shares of the outstanding stock of TII.

2.2.3	Technology Investments, LLC (“TIL”): APC owns 100 % of the limited liability company interests of TIL.

2.3	Participations

EFO owns either directly or indirectly a less than 100% interest in the following companies (“Participations”):

2.3.1	e-ink Technologies LLC: APC owns 70 % of the limited liability company interests. Karl G. Gragger owns 30 % of the limited liability company interests.

2.3.2	AEG Photoconductor Shanghai Co. Ltd (“APS”): AEG Photoconductor Shanghai Co. Ltd. has its registered seat in Shanghai and its business address at Building A3, Hongde Road 1265, Jiading Industrial Park, Shanghai, People’s Republic of China. AEG Photoconductor Shanghai Co. Ltd. is registered Qi He Hu Zong Fu Zi No. 035934 (Jading). AEG Photoconductor Shanghai Co. Ltd. is engaged in the business of the production of new types of machinery parts and materials, sale of such products, provision of after-sales services, engaging in import/export and wholesale of products similar to the above mentioned products and other related business. AEG Photoconductor Shanghai Co. Ltd.’s registered share capital amounts to USD 4,000,000.00. The amount of share capital is fully paid up and no repayment of share capital took place. The company is neither over-indebted nor insolvent. EFO owns 80 % of the participation interest equal to an amount of share capital of USD 3,200,000.00. Shanghai Simtek New Technology Co., Ltd. (China) owns 20 % of the participation interest equal to an amount of share capital of USD 800,000.00.

2.3.3	Delacamp AG: Delacamp AG has its registered seat in Hamburg and its business address at Ballindamm 2, 20095, Hamburg, Germany. Delacamp AG is registered with the Commercial Register of the Court of Hamburg under Number HRB 82399. Delacamp AG is engaged in the business of import and export of goods in the wholesale and retail trade, in particular of consumable products and parts for copy machines and printers as well as the conduction of all related trading operations, consulting services, services and work performances and production (to the extent not requiring any administrative permits). Delacamp AG’s registered share capital amounts to EUR 3,666,667.00 and is divided into 3,666,667 registered shares of no par value (“Namensaktien als Stückaktien ohne Nennbetrag”). The amount of share capital is fully paid up and no repayment of share capital took place. The company is neither over-indebted nor insolvent. TIL owns 366,667 shares. Mr. Konrad Piper owns 1,650,000 shares. Mr. Juergen Nuppenau owns 973,500 shares. Dr. Klaus Liesner owns 330,000 shares. Mr. Helmut Kersten owns 247,500 shares. Mrs. Claudia Kappius owns 99,000 shares.

2.3.4	AEG avacs GmbH: AEG avacs GmbH has its registered seat in Warstein-Belecke and its business address at Emil-Siepmann-Straße 40, 59581 Warstein, Germany. AEG avacs GmbH is registered with the Commercial Register of the Court of Arnsberg under Number HRB 3006. AEG avacs GmbH is engaged in the business of the distribution of electronic components and digital rams for the imaging-communication and information industry as well as for the industries of copy machines, fax machines and printers. AEG avacs GmbH’s registered share capital amounts to EUR 50,000.00 and is issued as one share in the nominal amount of EUR 50,000. The amount of share capital is fully paid up and no repayment of share capital took place. The company is neither over-indebted nor insolvent. EFO holds 70 % of the registered share capital on its own account and 30 % of the registered share capital in trust for Dr. Hans-Werner Stottmeister. The company does currently not conduct any business. There is no obligation vis-á-vis Dr. Stottmeister to pursue any business.

The EFO Companies including all Subsidiaries and Participations are hereinafter referred to as the “EFO Group Companies” and the EFO Group Companies taken as whole are hereinafter referred to as “EFO Group”.

2.4	Future Graphics LLC

APC’s former participation in Future Graphics LLC (“FG”) was effectively redeemed by FG as of close of business on December 31, 2005 by means of the Purchase and Retirement Agreement dated as of January 1, 2006 and signed February 28, 2006 attached as Exhibit 2.4 (the “Purchase and Retirement Agreement”). None of the EFO Group Companies, directly or indirectly, holds a participation interest in FG since such date of redemption, except that Delacamp AG held 30 % in FG before the retirement of FG, 50% (est.) now.

There exists no liability of any of the EFO Group Companies resulting from the former participation in FG or in connection with the divestment of such participation other than resulting from the Purchase and Retirement Agreement.

3 SALE AND TRANSFER OF SHARES AND TRUSTOR RIGHTS

3.1	Sale and Purchase

Subject to the terms and conditions set out in this Agreement, Sellers hereby sell to Purchaser all Shares (GmbH Geschäftsanteile in EFO und EMI GmbH) and all rights as trustors pertaining to the limited partner’s interests (Kommanditanteile) in EMI KG resulting out of the Trust Agreement (the “Trustor Rights”), including all rights and obligations attached thereto, in particular, but not limited to all rights to receive dividends and profits not yet distributed; Section 101 BGB (German Civil Code) does not apply. Purchaser hereby accepts such sale.

3.2	Transfer of Shares

Sellers herewith transfer and assign the Shares and Trustor Rights to Purchaser subject to the condition precedent of the complete payment of the Initial Purchase Consideration in cash and stock pursuant to and in accordance with Sections 4.2.1 and 4.2.2 and of the additional consideration pursuant to and in accordance with Section 4.3.1. Purchaser accepts such transfer and assignment.

4 PURCHASE CONSIDERATION

4.1	Purchase Consideration

4.1.1	Initial Purchase Consideration

The purchase consideration to be paid at Closing for the sale and transfer of the Shares and Trustor Rights pursuant to this Agreement (the “Initial Purchase Consideration”) –

shall be

EUR 20,702,000.00

consisting of

EUR 16,297,650.00 in cash (the “Cash Consideration”)

and

EUR 4,404,350.00 (payable to Seller 2 in an amount of EUR 771,150.00, to Seller 4 in an amount of EUR 2,603,275.00 and to Seller 6 in an amount of EUR 1,029,925.00), payable, at Purchaser’s option and sole election, in shares of common stock of Hologic, Inc. as described in Section 4.2.2 based on the Closing Exchange Price, in cash, or a combination thereof (the “Stock Consideration”);

4.1.2.	Purchase Consideration

The Initial Purchase Consideration shall be subject to adjustment pursuant to Section 4.3 (together with the Initial Purchase Consideration: the “Purchase Consideration”; for the purpose of calculating the caps in Sections 6 and 8 the Initial Purchase Consideration plus any amounts actually paid pursuant to Sections 4.3.1 and 4.3.2 but not amounts paid pursuant to Section 4.3.3 shall be termed the “Cap Purchase Consideration”).

4.1.3	Allocation of Purchase Consideration

The Parties agree that the Purchase Consideration is to be allocated to the three target companies as follows:

- EFO: Purchase Consideration minus EUR 710,600.00

- EMI KG: EUR 685,000.00

- EMI GmbH: EUR 25,600.00

4.2	Payment

4.2.1.	Payment to Seller’s Account

A partial amount of the Cash Consideration in the amount of

EUR 13,497,650.00

(i.e. the Cash Consideration minus the Escrow Amount shall be paid by wire transfer, effective as of the Closing Date, with releasing effect (mit schuldbefreiender Wirkung) to Sellers’ account at:

EFO Verwaltungs GbR (account holder)

BW Bank Heilbronn, Bank code (BLZ) 620 300 50, account no. 706 32740 00, SWIFT CODE BWBKDE6S620, IBAN DE40620300507063274000 (the “Seller’s Account”).

Payment to Escrow Account

A partial amount of the Cash Consideration in the amount of

EUR 2,800,000.00

(the “Escrow Amount”) shall be paid by wire transfer, effective as of the Closing Date to the account of the Escrow Agent at

BW-Bank, Heilbronn (account holder)

BW-Bank, Heilbronn, Bank code (BLZ) 620 300 50, account no. 705 25910 00, SWIFT CODE BWBKDE6S620, IBAN DE94620300507052591000 (the “Escrow Account”) as security for any claims of Purchaser under this Agreement. This amount shall be subject to the terms and conditions of the Escrow Agreement set out in Exhibit 4.2.1. In the event the Escrow Agreement should not come into effect with BW-Bank, Heilbronn, the Parties instruct the acting notary to act as escrow agent pursuant to the Escrow Agreement.

4.2.2.	Transfer of the Stock Consideration

On the Closing Date Purchaser shall transfer and assign to Sellers 2, 4 and 6 the number of shares calculated in accordance with Section 4.1.1 last paragraph such shares being shares of common stock of Hologic, Inc. (the “Hologic Shares”). This obligation of Purchaser to Sellers 2, 4 and 6 shall be fulfilled by Hologic, Inc. by issuing to its transfer agent irrevocable instructions to issue to each of the Sellers 2, 4 and 6 a stock certificate representing the portion of the Stock Consideration to be received by each Seller 2, 4 and 6 effective on the Closing Date to be delivered by overnight courier to the home addresses of Sellers 2, 4 and 6 as stated at the beginning of this Agreement.

The Sellers 2, 4 and 6 understand and agree that the Hologic Shares are subject to the lockup agreement attached as Exhibit 4.2.2. Further each of the Sellers 2, 4 and 6 acknowledge and agree that the Hologic Shares have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and will be subject to restrictions on resale for a one year distribution compliance period as provided under Regulation (S) promulgated under the Securities Act. Consequently, each of the Sellers 2, 4 and 6 acknowledge and agree that the Hologic Shares may not be resold, sold, mortgaged, pledged, hypothecated or otherwise transferred except as provided in said lockup agreement.

Each certificate representing the Shares will have the following legend:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. These shares have not been acquired with a view to distribution or resale, and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred without an effective registration statement for such shares under the Securities Act of 1933, as amended, or an opinion of counsel satisfactory to the corporation that registration is not required under such Act. Hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

4.2.3.	Release of Escrow Amount

Escrow Amount shall be released to Sellers as follows:

(i) a partial amount of EUR 700,000.00 shall be released one month after fulfillment of the obligations set out in Sections 2 –10 of Exhibit 6.9 (Certain China Compliance Issues), and

(ii) in any case, the entire Escrow Amount shall be released twenty-four (24) months after the Closing Date,

provided always that no Claim Notice has been given to Sellers prior the release dates specified in (i) and (ii) above.

To the extent that there is any amount remaining in the Escrow, Purchaser shall seek satisfaction of Purchaser’s claims first by claiming release of the Escrow Account before claiming payment from Sellers.

4.3	Additional Consideration/TII

4.3.1.	In addition to the Initial Purchase Consideration, Purchaser shall pay, as additional consideration for the Shares to be purchased by the Purchaser, to Mr. Heribert Weber an amount of EUR 198.000,00 and to Mr. Frank Dieter Maier an amount of EUR 100.000,00. These amounts shall be paid with releasing effect to Seller’s Account and shall be due and payable on the Closing Date.

4.3.2.	In addition to the Initial Purchase Consideration, Purchaser shall pay, as additional consideration for the Shares to be purchased by the Purchaser, to Mr. Wagner an amount of EUR 1.006.000,00, to Mr. Wiegelmann an amount of EUR 398.000,00 and Dr. Lutz an amount of EUR 298.000,00 if the Calendar Year 2006 Operational EBITDA as defined in Exhibit 4.3.2 should exceed EUR 5.7 million. These amounts, if any (the “Deferred Payments”), shall be paid with releasing effect to Seller’s Account and shall be due and payable within 30 days after the Calendar Year 2006 Operational EBITDA has been finally determined. Purchaser shall present to Sellers the Calendar Year 2006 Operational EBITDA by March 31, 2007. Sellers shall have the right to review or have reviewed the Calendar Year 2006 Operational EBITDA and to request, all documentation reasonably required for such review. If Sellers do not present objections to Purchaser within three weeks after the presentation of the Calendar Year 2006 Operational EBITDA to Sellers, the Calendar Year 2006 Operational EBITDA shall become final. In the event of objections by Sellers and if Sellers and Purchaser do not agree on the Calendar Year 2006 Operational EBITDA within six weeks after presentation thereof to Sellers, Purchaser and Sellers shall jointly agree on an independent auditor who shall decide, finally and binding for all Parties. If the Parties are unable to agree within further two weeks on an independent auditor such independent auditor shall be nominated upon request of Sellers or Purchaser by the President of the Chamber of Commerce of Munich and Upper Bavaria. The independent auditor shall be a reputable international auditing firm. Sellers or Purchaser are entitled to entrust the independent auditors and shall cause them to present the final Calendar Year 2006 Operational EBITDA to the Parties within four weeks after they have been entrusted. The fees and expenses of the independent auditors shall be borne by Seller and Purchaser as determined by the independent auditors on the basis of Section 91 et seq. German Civil Procedure Code. In relation to such Deferred Payments any right of retention (Zurückbehaltungsrecht) and/or any offset (Aufrechnung) is excluded (ausgeschlossen).

4.3.3.	In addition to the Initial Purchase Consideration, Purchaser shall pay, as additional consideration for the Shares to be purchased by the Purchaser, to Sellers the amount of the proceeds from the FG Note when received by TII less a deduction reflecting taxes payable in connection with the sale of FG. This amount shall be paid with releasing effect to Seller’s Account and shall be due and payable within 10 days after receipt of such proceed by TII. In the event the proceeds from the FG Note should not be received by TII when due, Purchaser and TII shall have no obligation to take any action whatsoever to collect any proceeds from the FG Note or to enforce any FG obligations under the FG note, and there will be no payment pursuant to this Section 4.3.3, except that upon Seller’s written request, Purchaser shall take reasonable steps to transfer or assign to Purchaser its rights under the FG Note. In relation to such payments any right of retention (Zurückbehaltungsrecht) and/or any offset (Aufrechnung) is excluded (ausgeschlossen). Sellers agree to take such steps as Purchaser may request to minimize taxes payable on said amount, which steps may include opting out of installment treatment for the FG Note.

4.3.4.

It is understood and agreed that Purchaser intends to operate and continue to operate its business, and to cause its subsidiaries, including the EFO Group Companies, to operate and continue to operate their respective business with the intent of maximizing the long term value of Purchaser, as determined by Purchaser in its sole and absolute discretion.

Without limiting the foregoing, Purchaser shall, during the term of the year 2006 and thereafter, maintain full discretion with respect to all operations of the EFO Group Companies and with respect to its products and services, including but not limited to determination of the research, developing, manufacturing, marketing, and sales of such products and services. Specifically, it is agreed that the Purchaser shall be under no obligation to operate (or cause to be operated) the business of the EFO Group Companies and their respective subsidiaries to achieve any EBITDA or other financial objectives, and no damages shall have been incurred or caused in the event the EBITDA of the EFO Group Companies through the period covered by the Calendar Year 2006 Operational EBITDA does not exceed the target set forth in Section 4.3.2 above. Section 162 German Civil Code shall apply.

5 REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby represent and warrant to Purchaser, in the form of an independent guarantee (selbständiges Garantieversprechen pursuant to Section 311 BGB) (and not in the sense of a warranty as to quality (Beschaffenheitsgarantie) pursuant to Section 443 BGB) that as of the date hereof and as of the Closing Date or any other date specifically stated in this Section 5:

5.1	Organization; Corporate Power and Authority

Each of the EFO Group Companies is duly organized and existing under the laws of the jurisdiction of its incorporation and properly qualified in all applicable jurisdictions where it conducts business and has all necessary power and authority (corporate and otherwise), licenses, and qualifications to own and lease its property and assets, and to carry on its business as presently conducted. Each of Sellers have duly authorized and executed this Agreement and each of Sellers and the EFO Group Companies have full power and authority to execute and perform their obligations under this Agreement and the other agreements, documents, and instruments contemplated herein without the necessity of any act or consent of any other person whomsoever. This Agreement and the other agreements, documents, and instruments contemplated herein, when executed by all Parties, constitute the valid and binding obligations of each of the Sellers, enforceable in accordance with their terms. Neither Sellers nor the EFO Group Companies have taken or failed to take any action, which action or failure would preclude or prevent Purchaser or the EFO Group Companies from conducting the business of EFO Group as previously conducted. The articles of association of each of the EFO Group Companies attached hereto as Exhibit 5.1 are presently valid and in force and no changes have been resolved or will be resolved until the date hereof. Contemporaneously herewith, Sellers have delivered to Purchaser true, correct, current, and complete copies of the commercial register extracts of each of the EFO Group Companies.

5.2	Title to Shares and Trustor Rights

Sellers have good and valid title (Inhaberschaft) to each of the Shares and Trustor Rights to be sold by it hereunder as well as – indirectly - of the shares and participations of the Subsidiaries and Participations, free and clear of all Liens. On delivery to Purchaser at the Closing of all necessary instruments of transfer, and, upon payment of the Initial Purchase Consideration in compliance with Section 4.2, and of the additional consideration pursuant Section 4.3.1 good and valid title to such Shares and Rights will pass to Purchaser, free and clear of any Liens and Purchaser will become – directly and regarding the limited partner’s interests in EMI KG by trust agreement - owner of 100% of all participation interests of the EFO Companies. None of the Shares or Rights held by such Seller is subject to any voting trust agreement (other than the Trust Agreement) or other contract restricting or otherwise relating to the voting or disposition of the Shares held by such Seller.

5.3	Capitalization

The statements in Section 2 of this Agreement are true and correct.

5.4	Conflicts; Defaults

Neither the execution of this Agreement or the other agreements, documents, and instruments contemplated herein by Sellers or any of the EFO Group Companies, nor the performance of any of their obligations hereunder or there under, will (i) violate or conflict with any of the terms of any articles of association or other organizational provisions (like shareholders’ agreements or rules for the management board) of the EFO Group Companies or constitute a default or result in the acceleration of any obligation under any provisions of any Contract, or of any order, judgment, or decree by which any of Sellers or the EFO Group Companies are bound or by which any of the assets of the EFO Group Companies may be affected, (ii) result in the creation or imposition of any Liens in favor of any third party upon any assets or properties of the EFO Group Companies, or (iii) violate any Law applicable to any of Sellers or the EFO Group Companies or any of their assets or properties. Such execution, delivery, and performance will not give to others any rights, including rights of termination, cancellation, or acceleration, in or with respect to any Contract to which any of Sellers or the EFO Group Companies is a party or by which it is bound, except as set forth in Exhibit 5.4.

5.5	Governmental Approvals

No approval, consent, decree, or order of any Governmental Authority is required in connection with the execution and delivery of this Agreement by any of Sellers or the EFO Group Companies, the performance of their obligations hereunder, or the consummation by any of them of the transactions contemplated hereby, or for the prevention of any termination of any right, privilege, license, or agreement relating to the business of the EFO Group as presently conducted or the continuation of the business of EFO Group by the Purchaser following the execution hereof.

5.6	Third Party Consents

Except as set forth in Exhibit 5.6 hereto, no consent, approval, or authorization of any third party, Governmental Authority or person is required in connection with the execution, delivery, or performance of this Agreement or the other agreements, documents, and instruments contemplated herein by any of the Sellers or the EFO Group Companies or the continuation by Purchaser of the business of the EFO Group and the EFO Group Companies following the execution hereof and the date hereof.

5.7	Tangible Assets

Each of the EFO Group Companies has and, upon consummation of the transactions set forth in this Agreement, will have good and marketable title to its assets, free and clear of all Liens, except for those set forth in Exhibit 5.7 hereto. Except as disclosed in Exhibit 5.7 hereto, all assets located at any facilities used by any of the EFO Group Companies are owned by such Company. All such assets are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear. None of the Sellers or the EFO Group Companies has received any notice of violation of any applicable Law relating to any such assets, and there is no such violation or grounds therefore which could adversely affect the operation of the business of the EFO Group as presently conducted. Such assets are all tangible assets necessary, required, and adequate for Purchaser and the EFO Group Companies to conduct the business of the EFO Group as presently conducted without the need for additional capital expenditures.

5.8	Real Property

5.8.1	EFO is the sole owner or co-owner (as indicated) of the real property listed in Exhibit 5.8.1 (a) (“EFO Real Property”). The certified excerpt from the land register of Warstein-Bellecke dated Febr. 17, 2006, a copy of which is attached as Exhibit 5.8.1 (b), is valid, true and correct. No charges, encumbrances or transfers related to the EFO Real Property other than shown in Exhibit 5.8.1 (b) have been registered or filed for registration with the land register nor have any charges, encumbrances or transfers related to the EFO Real Property been agreed with any third parties. Apart from the EFO Real Property the EFO Group Companies do not own any real property or rights equivalent to real property, nor is any of the EFO Group Companies obligated to acquire any further real property or rights equivalent to real property. There are no rights of acquisition, pre-emption, re-purchase or similar rights related to the EFO Real Property. There are no rental, lease, sub-rental or sub-lease agreements for the EFO Real Property other than listed in Exhibit 5.8.1 (c). There are no restrictions or covenants which would affect the present use of the EFO Real Property. Except as disclosed in Exhibit 5.8.1 (d) there exist all rights encumbered on the neighboring premises necessary to continue the business as presently conducted.

5.8.2	APC is the sole owner or co-owner (as indicated) of the real property listed in Exhibit 5.8.2 (a) located within the United States (the “EFO US Real Property”). True, correct and complete copies of all deeds and surveys relating to the EFO US Real Property and all documents evidencing recorded and unrecorded encumbrances upon the EFO US Real Property are listed on Exhibit 5.8.2 (b) and copies thereof have been made available to the Purchaser for inspection. Except as set forth on Exhibit 5.8.2 (c), (i) APC has good and marketable title in fee simple to all of the EFO US Real Property, and (ii) none of the EFO US Real Property is subject to any encumbrance of any kind. To the knowledge of the Sellers, there is no change in the tax assessment of the EFO US Real Property either instituted or planned to be instituted, that would have a material adverse effect on the value of the EFO US Real Property or the use and operation of any of the EFO US Real Property for its current purpose. There are no outstanding contracts relating to the construction or repair of any improvements to the EFO US Real Property that have not been fully paid for and, the Sellers shall cause to be discharged all mechanics’ or materialmen’s liens arising from any labor or materialmen furnished to the EFO US Real Property prior to the Closing. Neither APC nor any Seller has received any written notice from any insurance carrier of any material defects or inadequacies in the EFO US Real Property, or in any portion thereof, that would adversely affect the insurability thereof or the cost of such insurance, or that requires corrective action. There are no pending insurance claims related to the EFO US Real Property. There are no pending or, to the knowledge of the Sellers, threatened, proceedings, or any claims or demands relating thereto, including without limitation tax appeals, affecting the EFO US Real Property or APC’s interest therein.

5.8.3	The EFO Group Companies do not lease, possess, occupy or otherwise utilize, and have not leased, possessed, occupied or otherwise utilized, any real property other than the leased real property described in Exhibit 5.8.3 hereto (the “Leased Real Property”). The leases underlying the Leased Real Property are in full force and effect, are the valid and binding obligation of the EFO Group Companies and the lessor party thereto, and there are no outstanding defaults thereunder. The EFO Group Companies do not lease, as lessor or sublessor, any real property.

5.8.4	The EFO Real Property (including the EFO US Real Property), the APC Real Property and the Leased Real Property are hereinafter referred to as the “EFO Group’s Real Property”. Other than at the EFO Group’s Real Property, the EFO Group Companies do not have any material assets situated at any other location. The EFO Group’s Real Property is in good operating condition and repair and suitable for the purposes for which it is being used. The EFO Group’s Real Property or the operation or maintenance thereof does not violate any restrictive covenant or any provision of any Law in any way that could adversely affect the present use thereof, or encroach on any real property owned by others. The EFO Group Companies enjoy adequate rights of ingress and egress with respect to the EFO Group’s Real Property. There is no pending or threatened condemnation, expropriation, or similar proceeding pending or threatened against the EFO Group’s Real Property. There is no pending or threatened action by any Governmental Authority that may change or affect the zoning or land use planning classification of the EFO Group’s Real Property. All buildings, structures, and fixtures on the EFO Group’s Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, were constructed in a good and workmanlike manner without material defects, are adequate and suitable for the purposes for which they are presently being used, and are in compliance with and meet all of the conditions of all building permits. As to the currently missing building permit for certain office space in Germany, such permit will be granted without restrictions by the authorities within three (3) months after the Closing Date. All utilities necessary for the use, occupancy, or maintenance of the EFO Group’s Real Property or the conduct of the business of the EFO Group (including gas, electricity, water, and telephone) are connected, adequate, and available in quantity and quality necessary to conduct the business of the EFO Group, all payments due with respect thereto are current, all such utilities enter the EFO Group’s Real Property directly through adjoining public lands and do not pass through private land except as described in Exhibit 5.8.4, and there has been and is no threatened interruption or diminution of such utility services. All real estate taxes with respect to the EFO Group’s Real Property are current and fully paid, and there is no assessment or proceeding against the Companies with respect to real property taxes.

5.9	Contracts

5.9.1	Exhibit 5.9.1 hereto contains a complete and accurate list for each of the EFO Group Companies of all Material Contracts to which any of them is a party or is bound on the date hereof, including any and all written or oral understandings or agreements, and Sellers have delivered a true and complete copy, or, if a Material Contract has not been reduced to writing, an adequate written description thereof, of each such Material Contract to Purchaser. The Material Contracts listed in Exhibit 5.9.1 constitute all Material Contracts necessary for the conduct of the business of the EFO Group as presently conducted or as planned to be conducted according to the current business plans. Except as identified in Exhibit 5.9.1, all such Material Contracts are, and will remain until and after the date hereof, in full force and effect in accordance with their terms as presently in effect, none of the EFO Group Companies has breached or improperly terminated any such Material Contract, or is in default under any such Material Contract, and no event has occurred which (whether with or without notice, lapse of time, or both) would constitute such a default, no consent is required under any Material Contract in connection with the transactions contemplated by this Agreement for such Material Contract to remain in full force and effect and no other party is in default under any Material Contract.

5.9.2	Except as identified in Exhibit 5.9.2, the EFO Group Companies are not a party to any of the following:

5.9.2.1	any Contract, the consummation or performance of which would, either singly or in the aggregate, have an adverse impact upon its business, operations, or financial condition

5.9.2.2	any Contract which is outside of the normal, ordinary, and usual requirements of its business;

5.9.2.3	any Contract which authorizes others to perform services for, through or on behalf of any of the EFO Group Companies;

5.9.2.4	any Contract affecting the ownership or leasing of, title to, or use of any assets and any maintenance or service agreements relating thereto;

5.9.2.5	any note receivable;

5.9.2.6	any Contract providing for payments based in any manner upon the sales, purchases, receipts, income, or profits of any of the EFO Group Companies;

5.9.2.7	any single Contract, or sales or purchase order, which involves future payments, performance of services, or delivery of goods and/or materials, to or by any of the EFO Group Companies with an amount or value in the aggregate in excess of EUR 10,000 (other than trade accounts payable incurred and trade accounts receivable generated in the ordinary course of business);

5.9.2.8	any franchise agreement, marketing agreement, or royalty agreement;

5.9.2.9	any Contract with a creditor;

5.9.2.10	any Contract regarding independent contractors, which is not terminable by any of the EFO Group Companies on thirty (30) days’ notice or less without payment of any amount for any reason whatsoever, or for any continuing payment of any type or nature, including any bonuses and vested commissions;

5.9.2.11	any Contract allowing for a termination (in whole or in part) or an amendment thereof, in case of the transfer of all or part of the Shares, whether explicitly or implicitly worded in such Contract;

5.9.2.12	any Contract restricting any of the EFO Group Companies from carrying on its business or any part thereof or any other business anywhere in the world;

5.9.2.13	any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, subordination, conditional sale, lease-purchase, or otherwise;

5.9.2.14	any licensing, maintenance, support, development, consulting, educational, training, data processing, or other Contract relating to the licensing, installation, servicing, maintenance, use, or operation of computer software; or

5.9.2.15	any Contract with any computer programmer, independent contractor, non-employee agent, or other entity (other than an employee) to perform computer programming services for any of the EFO Group Companies.

5.9.3	Exhibit 5.9.3 hereto contains a complete and accurate list of the pending negotiations regarding future Contracts to which any of the EFO Group Companies will be a party or by which any of the EFO Group Companies will be bound, or which relate to the business of EFO Group.

5.9.4	All products which have been delivered by any of the EFO Group Companies conform to the specifications and terms of the respective Contract and all work performed by any of the EFO Group Companies under such Contracts has been performed in accordance with the terms of the respective Contract and products delivered or work performed to date pursuant to such Contracts will not subject any of the EFO Group Companies to warranty claims in excess of the amount reserved for in the Interim Financial Statements. Exhibit 5.9.4 hereto sets forth a complete and correct list of all warranty claims pending or threatened against any of the EFO Group Companies relating to any Contract or the business of EFO Group. The reserves reflected in the Interim Financial Statements with respect to warranty costs are based on the historical experience of the warranty cost incurred in relation to the revenue earned on the Contracts and are adequate to cover warranty costs for products manufactured or delivered and work performed through the date hereof.

5.9.5	Exhibit 5.9.5 hereto sets forth a true, complete, and correct list of each of the EFO Group Companies’ 20 largest customers (the “Material Customers”) and the 20 largest suppliers (the “Material Suppliers”) by volume of purchases for the twelve month period ended March 31, 2006. None of the EFO Group Companies or any of Sellers has received any notice or threat from any Material Customer or Material Supplier to the effect that such Material Customer or Material Supplier will stop, or materially decrease the rate of supplying or purchasing, respectively, materials, products, or services to or from the business of EFO Group, and there are no grounds for such a stoppage or decrease. Neither the goodwill of the business of EFO Group nor the customer/supplier relationships have been adversely affected by any misconduct with respect to contractual obligations, quality problems, payment behaviour, financial difficulties, or other adverse circumstances.

5.9.6	Exhibit 5.9.6 hereto sets forth a complete and correct list of all customer complaints received by any of the EFO Group Companies during the two (2) years prior to the date of this Agreement.

5.10	Financial Statements and Information

5.10.1.	Seller has delivered to Purchaser the following financial statements and information attached as Exhibit 5.10.1 hereto: true, correct, and complete copies of

5.10.1.1.	the audited Annual Financial Statements of each of the EFO Group Companies for the fiscal year 2005; and

5.10.1.2.	the audited consolidated balance sheets and statements of income of EFO Group for the fiscal year 2005; and

5.10.1.3.	the unaudited balance sheets of each of the EFO Group Companies as of March 31, 2006 (the “Interim Financial Statements”).

5.10.2.	Each of the Annual Financial Statements and the Interim Financial Statements present fairly and accurately, in all respects, the financial condition, the assets and liabilities and results of operation of the business of the EFO Group and the EFO Group Companies, respectively, as of the dates indicated therein and the results of operations and changes in the financial position of the respective Company for the periods specified therein, and have been prepared in conformity with generally accepted accounting principles pursuant to the German Commercial Code (“German GAAP”) applied on a consistent basis during the periods covered thereby and prior periods.

5.10.3.	Exhibit 5.10.3 sets forth a correct and complete description of all transactions between any Seller on the one side and the EFO Group Companies or the business of EFO Group on the other side during the 24-month period prior to and including the date hereof.

5.10.4.	Each of the EFO Group Companies has accurately and completely maintained the respective books and records thereof.

5.11	Liabilities

5.11.1	None of the EFO Group Companies has nor shall have any liabilities or obligations, whether absolute, accrued, contingent, or otherwise, other than (i) liabilities incurred in the ordinary course of business since the date of the Interim Financial Statements, and which could not reasonably be expected, either individually or in the aggregate, to result in a Material adverse affect on the business, assets, or operations of such EFO Group Company, or (ii) liabilities and obligations which are disclosed in Exhibit 5.11.1 or fully and explicitly reserved for in the Interim Financial Statements. Except as disclosed in Exhibit 5.11.1, none of the EFO Group Companies is in default with respect to any liabilities or obligations, and all liabilities and obligations have been, or are being, paid and discharged as they become due.

5.11.2	Except as disclosed in Exhibit 5.11.2, there are no loans, advances, or other like amounts, including any interest due thereon, from or to any current or former shareholder, director, or employee of any of the EFO Group Companies to or from any of the EFO Group Companies. Exhibit 5.11.2 sets forth the original and current interest rate, the principal outstanding, and the remaining term of each such loan, advance, or other like amount. Except as set forth in Exhibit 5.11.2 hereto, none of the EFO Group Companies has any off-balance sheet commitments (nicht bilanzierungspflichtige Geschäfte), derivatives, swap agreements and the like, and in particular, has not granted any guarantees (in any form whatsoever, including as a comfort letter), sureties, warranties, or securities.

5.12	Litigation

Except as set forth in Exhibit 5.12 hereto, there is no Litigation pending or threatened against or affecting any of the EFO Group Companies, or any of their respective directors and officers, or the business of the EFO Group, and neither the EFO Group Companies nor Sellers have received notice from any third party manifesting a dispute that could result in any such Litigation. None of the items described in Exhibit 5.12, singly or in the aggregate, if pursued and/or resulting in a judgment, would have a Material adverse affect on any of the EFO Group Companies’ assets, business, goodwill, or financial condition or the business of EFO Group. There is no outstanding order, injunction, decree, consent, judgment, or stipulation by or with any Governmental Authority by which any of the EFO Group Companies, their assets or the business of EFO Group is or may be bound.

5.13	Regulatory Compliance

The business of EFO Group as conducted by the EFO Group Companies is being conducted in compliance with all applicable Laws and governmental authorities’ orders of each jurisdiction where any of the EFO Group Companies conducts business, including any jurisdiction to which products of the business of EFO Group have been delivered, and none of the EFO Group Companies including their officers and employees is in violation of any applicable Laws, including German, US, PRC or EU export or import laws, anti-corruption, anti-terrorism, foreign currency loans or money-laundering laws.

5.14	Permits

Each of the EFO Group Companies hold all Permits necessary for the conduct of the business of EFO Group and the use of its assets. Exhibit 5.14 hereto contains a complete and accurate list of all Permits issued by any Governmental Authority to any of the EFO Group Companies. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the termination of any Permit held by any of the EFO Group Companies and all such Permits will inure to the benefit of such EFO Group Company after consummation of the transactions contemplated by this Agreement.

5.15	Employee Matters

5.15.1.	Exhibit 5.15.1 a hereto sets forth a complete and accurate list (by company for each of the EFO Group Companies) of all employees, including managing directors, part-time employees, employees from temporary employment agencies, employees with pending employment agreements, or employment agreements with a fixed term, (collectively referred to herein as the “Employees”), including in each case their current position, total current annual compensation (including bonus or other payments), outstanding promises of additional remuneration (unless specified there is none), date of entry, termination notice period for out of tariff employees (for all tariff employees the statutory termination periods apply), and special termination protection, or benefits, if any. The employees listed in Exhibit 5.15.1 a include all employees material to or required for the conduct of the business of the EFO Group as currently conducted. 5.15.1 b hereto contains true and complete copies of all standard employment agreements used by the EFO Group Companies. Exhibit 5.15.1 c contains a list of the Employees with whom the EFO Group Companies have not entered into written employment agreements and describes all material terms and conditions of their employment agreements with the EFO Group Companies. None of the Employees has an employment or other agreement the provisions of which deviate from those of the standard employment agreements contained in Exhibit 5.15.1 b or the terms and conditions of the oral employment agreements described in Exhibit 5.15.1 c. Except as disclosed in Exhibit 5.15.1 a, as of the date hereof, no Employee or former Employee is on short-term or long-term disability leave, worker’s compensation, maternity or parental leave, military service leave, extended absence or has in any other way a temporarily inactive employment relationship with any of the EFO Group Companies and none of the EFO Group Companies has received notice of any such future leave or absence. Exhibit 5.15.1 d contains a true and correct list of all pension claims of each employee of EFO and EMI. Exhibit 5.15.1 e contains a true and correct list of all anniversary benefits of each employee of EFO and EMI.

5.15.2.	Except for the employees listed in Exhibit 5.15.2, no employees of Sellers or any third party are or will by operation of law become employees of any of the EFO Group Companies or Purchaser.

5.15.3.

Except as may be set forth in Exhibit 5.15.3, there are no controversies pending or threatened which involve any Employees prior to or on the date hereof. There has not been any significant matter under discussion by Sellers or any of the EFO Group Companies with any labor union, works council, or other body of employee representation, or any strike, work stoppage, or labor trouble relating to the Employees or the business of EFO Group. Exhibit 5.15.3 sets forth each collective bargaining agreement (Tarifvertrag), shop agreement (Betriebsvereinbarungen), company practice (betriebliche Übungen), collective promise (Gesamtzusagen), or other contract, agreement, or commitment with any labor union, works council, or other body of employee representation (the “Collective Agreements”), relating to the Employees, or to which any of the EFO Group Companies is bound, whether voluntarily or not, or by which the business of EFO Group is affected.

5.15.4.	Exhibit 5.15.4 lists all employees and former employees (within the past two years) of the EFO Group Companies who are not listed in Exhibit 5.15.1 but who were involved in the management or development of the business of EFO Group in any material way and describes such involvement.

5.15.5.	Exhibit 5.15.5 a lists all employees and former employees (within the past two years) of the EFO Group Companies who are or were predominantly involved in the research and development or in the production of the selenium process. Each such employee has executed an assignment of inventions agreement and an nondisclosure agreement except as otherwise stated in Exhibit 5.15.5 b.

5.16	Benefit Plans

Exhibit 5.16 lists every pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, bonus, or other incentive plan, any other written or unwritten employee program, or understanding, any other employee benefit plan, welfare benefit plan or fringe benefit plan (whether written or unwritten), currently or previously adopted, maintained, sponsored, in whole or in part, or contributed to by any of the EFO Group Companies for the benefit of any of the Employees, former employees, spouses, independent contractors, or other beneficiaries of any of the EFO Group Companies and under which any of the Employees, former employees, spouses, independent contractors, or other beneficiaries of any of the EFO Group Companies are eligible to participate or in connection with which any of the EFO Group Companies or other member of their controlled group (as defined in Internal Revenue Code Section 914(b), (c) or (m)) may have any contingent or non-contingent liability of any kind (collectively, the “Benefit Plans”). Except as set forth in Exhibit 5.16, none of the EFO Group Companies maintains or contributes to any Benefit Plans nor has any of the EFO Group Companies taken any action to obligate it under, or to institute any such plan or to materially amend such plan. Each of the EFO Group Companies has complied with all applicable Laws, terms and conditions of, and has no liabilities or obligations with respect to its Benefit Plans, and the Benefit Plans are valid and enforceable in accordance with their terms and conditions and all applicable laws. Any contributions required to be made by any of the EFO Group Companies to Benefit Plans, pension, social, medical, or other insurance for the Employees have been made, including for all persons, whether considered independent or as employees by such Company, who would be considered employees by Law. There are no liabilities with respect to the Benefit Plans, whether absolute, accrued, contingent, or otherwise, other than those set forth in Exhibit 5.16. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of any the EFO Group Companies to severance pay, unemployment compensation, or any payment contingent upon a change in control or ownership, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee. All liabilities or obligations of the EFO Group Companies and other benefits, including Christmas and other bonuses, 13th-month salaries, vacation and other allowances, and overtime compensation are fully reflected and accrued for in the Interim Financial Statements.

5.17	Taxes

5.17.1.	Each of the EFO Group Companies and Sellers with respect to their ownership of the Shares, have, as of the date hereof, and will have prior to the date hereof, timely and accurately filed all tax returns and reports required to be filed by it prior to such dates and have timely paid, or will prior to the date hereof timely pay, all Taxes shown on such returns and/or owed for the periods of such terms, including withholding or other payroll related Taxes. Except as described in Exhibit 5.17.1, the tax basis of all assets of each of the EFO Group Companies is the same as the book basis reflected on such Company’s books or any other records or assessments.

5.17.2.	Except to the extent that liabilities are expressly reserved against in the Interim Financial Statements, there is not and there will not be, any liability for any Taxes arising out of, attributable to, or affecting any of the EFO Group Companies or any of their assets through the close of business on the date hereof, or attributable to the conduct of the operations of any of the EFO Group Companies at any time through the date hereof, for which any of the EFO Group Companies will have any liability for payment or for otherwise satisfying. After the date hereof, there does not and will not exist by virtue of the transactions contemplated by this Agreement any liability for Taxes which may be asserted by any taxing authority against the business of the EFO Group, any of the EFO Group Companies, or their respective assets, and no Lien or other encumbrance for Taxes will attach to the business of the EFO Group, any of the EFO Group Companies, or their respective assets, except German property transfer tax triggered by the sale of the Shares and US FIRPTA.

5.17.3.	No assessments or notices of deficiency or other communications have been received by any of the EFO Group Companies with respect to any tax return which has not been paid, discharged, or fully reserved for in the Interim Financial Statements, and no amendments or applications for refund have been filed or are planned with respect to any such return.

5.17.4.	There are no agreements between any of the EFO Group Companies and any taxing authority waiving or extending any statute of limitations with respect to any tax return, and none of the EFO Group Companies has filed any consent or election, other than such consents and elections, if any, reflected in such Company’s tax return for its taxable year ended December 31, 2004. Sellers have delivered to Purchaser true, correct, and complete copies of the tax returns for each of the EFO Group Companies for the taxable year ended December 31, 2004.

5.18	Brokers

No broker has acted for any member of the EFO Group in connection with this Agreement or the transactions contemplated hereby, and no brokerage fee will be payable by the Purchaser as a result of any actions of any members of the EFO Group.

5.19	Environmental Matters

Each of the EFO Group Companies, its operations, and each property that is currently or has been owned by, leased to, controlled by or used by any of the EFO Group Companies, is (and has at all times been) in compliance with all applicable Environmental Laws. Each property that is owned by, leased to, controlled by or used by any of the EFO Group Companies, and all surface water, groundwater, soil, sediment and air associated with or adjacent to such property: (a) is free of any Materials of Environmental Concern and any harmful chemical or physical conditions; (b) is free of any environmental contamination of any nature; (c) is free of any environmental contamination of any nature migrating to such property from any off-site source; and (d) is free from aboveground or underground storage tanks or surface impoundments. Each of the EFO

Group Companies possesses all permits and other Governmental Authorizations required under applicable environmental laws, and each of the EFO Group Companies is and has at all times been in compliance with the terms and requirements of all such Governmental Authorizations. None of the EFO Group Companies has received any notice or other communication (whether from a Governmental Authority, citizens group, employee or otherwise) that alleges that such EFO Group Company, its operations, or a property that is currently or has been owned by, leased to, controlled by or used by any of the EFO Group Companies, is not in compliance with any Environmental Law, and, to the Knowledge of the Sellers, there are no circumstances that could reasonably be expected to prevent or interfere with the compliance by the EFO Group Companies with any Environmental Law or to give rise to the recording of an environmental lien or use restriction on each such property. To the Sellers’ Best Knowledge, no current or prior owner of any property leased to, used by or controlled by any of the EFO Group Companies has received any notice or other communication (whether from a Governmental Authority, citizens group, employee or otherwise) that alleges that such current or prior owner or such EFO Group Company is not or was not in compliance with any Environmental Law. All Governmental Authorizations currently held by any of the EFO Group Companies pursuant to Environmental Laws are identified in Exhibit 5.19. Each of the EFO Group Companies has delivered to Purchaser any and all material environmental investigations, studies, audits, reviews or other analyses in relation to each property owned by, leased to, controlled by or used by any of the EFO Group Companies. As used herein, the term “Materials of Environmental Concern” shall mean any substance that is toxic, flammable, ignitable, reactive, oxidizing, corrosive, radioactive or caustic, dangerous substance, toxic substance, toxic pollutant, hazardous waste, special waste, waste legally requiring special surveillance, industrial waste pollutant or harmful to human health or the environment, including, but not limited to, petroleum and petroleum products, polychlorinated biphenyls, mold, lead-based paint, lead in drinking water and asbestos in any form. To the extent applicable, the terms above shall be defined as set forth in applicable European, PRC or United States directives, and the term “Environmental Law” shall mean any United States, PRC or European federal, state, provincial or local statute, regulation or ordinance, common law, or any judicial or administrative decree or decision, whether now existing or hereinafter enacted, promulgated or issued, with respect to the protection of human health, worker safety, or the environment, or any Material of Environmental Concern, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions or wells. Without limiting the generality of the foregoing, the term shall encompass each of the following United States statutes, and regulations promulgated thereunder, and amendments and successors to such statutes and regulations, as may be enacted and promulgated from time to time: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C.; 33 U.S.C.; 42 U.S.C. and 42 U.S.C. §9601 et seq.); (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.); (iii) the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.); (iv) the Toxic Substances Control Act (15 U.S.C. §2061 et seq.); (v) the Clean Water Act (33 U.S.C. §1251 et seq.); (vi) the Clean Air Act (42 U.S.C. §7401 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. §349; 42 U.S.C. §201 and §300f et seq.); (viii) the National Environmental Policy Act of 1969 (42 U.S.C. §4321); (ix) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (x) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. §1101 et seq.).

5.20	Bank Accounts

Attached hereto as Exhibit 5.20 is a list of all accounts, authorized signatories thereof, and deposit boxes maintained by any of the EFO Group Companies at any bank or other financial institution.

5.21	Inventory

Each of the EFO Group Companies has, and will have, after the consummation of the transactions contemplated by this Agreement, good and marketable title to its Inventories, in each case free and clear of any Liens, except as set forth in Exhibit 5.21 hereto (to the extent and in the amounts so disclosed). All of the Inventories were purchased or acquired and have been used or sold in the ordinary course of business and in a manner consistent with regular inventory practices of the relevant EFO Group Company. All of the Inventories consist of items of a quantity and quality readily usable and salable, at prices equal to the values at which such items are reflected in the Financial Statements, in the normal course of business and valued so as to reflect obsolete, damaged, slow-moving, and defective items. The balance of all of the Inventories is now and shall on the date hereof be reasonable and warranted in the present circumstances of the business of EFO Group.

5.22	Intellectual Property

Exhibit 5.22 a hereto sets forth a complete and correct list of the Intellectual Property, together with a complete list of all licenses granted by or to any of the EFO Group Companies with respect to any Intellectual Property (the “Licenses”).

The Intellectual Property is in full force. It is – to the extent a registration is admissible – duly registered and all registration and renewal fees have been fully paid when due. The Intellectual Property is free and clear of any liens and encumbrances, or other third party rights except for the licenses granted to third parties as set forth in Exhibit 5.22 a. All Intellectual Property will be fully usable, transferable, alienable or licensable by the Purchaser without restriction and without payment of any kind to any third party. There has been and is no misuse or unauthorized disclosure of Intellectual Property.

To the extent that any Intellectual Property has been developed or created independently or jointly by any person other than Employees for which the EFO Group Companies have, directly or indirectly, provided consideration for such development or creation, the EFO Group Companies have a written agreement with such person with respect thereto, and the EFO Group Companies thereby have obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment, and has obtained the written waiver of all non assignable rights.

Except as set forth in Exhibit 5.22 a, the operation of the business of the EFO Group, the Intellectual Property or the Licenses do not and will not infringe or misappropriate any rights owned or held by any other party or, to the Knowledge of Sellers, constitute unfair competition or trade practices under the laws of any jurisdiction, and there is not pending or threatened any claim or litigation against any member of the EFO Group relating to any Intellectual Property or Licenses including but not limited to infringement, cancellation, opposition, revocation and/or invalidity or any legal proceedings otherwise challenging the use of the Intellectual Property.

The Intellectual Property and the Licenses constitute all of the intellectual property and licenses that are used in or needed for the conduct of the business of the EFO Group as presently conducted or as planned to be conducted according to the current business plans without additional expenditures for intellectual property matters.

Except as set forth in Exhibit 5.22 a, no former or current employee of any member of the EFO Group owns or has any rights in or to any Intellectual Property. Sellers undertake to not challenge the Intellectual Property and or contribute in any such challenge at any time on or after the Closing Date. Seller has cleared and settled all rights, which employee inventors, third party inventors or authors to the Intellectual Property may have against the EFO Group Companies with regard to any use of their inventions and/or their works.

The Company has disclosed in writing to the Purchaser all information relating to any known problem or issue with respect to any of the products of the Company (or any other Intellectual Property) which does, or may reasonably be expected to, adversely affect the functionality of such product or Intellectual Property.

There exist, to the Best of Sellers’ Knowledge, no claims of any of the EFO Group Companies against third parties resulting from the infringement of the Intellectual Property.

The statements in the letter of PA Dipl.-Ing. Dr. Teipel as set forth in Exhibit 5.22 b are true and correct. The Selenium coating business will continue during such period substantially to the same extent and substantially in the same manner as presently conducted and there will not be any material adverse change to the Selenium coating business until 12 Months after the Closing Date, in particular as to supply, cost and yield, unless such change is caused by a direction of the Purchaser in spite of a respective warning by Sellers.

5.23	Accounts Receivable

Except as set forth in Exhibit 5.23 hereto, the accounts receivable of each of the EFO Group Companies as reflected in the Interim Financial Statements and all accounts receivable created since that date are genuine, good, and – if not fully or partially reserved for as bad debt – collectible within 90 days after their respective due date, not subject to any set-offs, counterclaims, or deductions, and represent the legal, valid, and binding obligation of the obligor thereof, enforceable in accordance with their terms; this shall however, not apply for the amounts referenced in Section 4.3.3 (FG Note). For each of the EFO Group Companies, the reserves established for doubtful accounts, any valid counterclaims, set-offs, or deductions, as reflected in the Interim Financial Statements are sufficient and in accordance with generally accepted accounting principles pursuant to the German Commercial Code.

5.24	Product Liability

Except as set forth in Exhibit 5.24 hereto, there is no Litigation pending or threatened against or involving any of the EFO Group Companies or Sellers relating to the business of EFO Group where a product is alleged to have been manufactured or sold by any of the EFO Group Companies or alleged to have been defective, improperly designed, or improperly manufactured, nor does any condition exist likely to establish a valid basis for any Litigation, which would be likely to result in any Material liability for any of the EFO Group Companies.

5.25	Order Backlog

Exhibit 5.25 hereto contains a complete list of all customer orders accepted but not filled by any of the EFO Group Companies (Auftragsbestand) as of the date of this Agreement.

5.26	Insurance

Exhibit 5.26 hereto sets forth an accurate and complete description of all policies of property, fire and casualty, product liability, worker’s compensation, and other forms of insurance of each of the EFO Group Companies insuring the assets, operations, employees, and risks of each of the EFO Group Companies. Such policies are in full force and effect and no event has occurred which would give any insurance carrier a right to terminate any such policy. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against the risks associated with the business of the EFO Group, and there have not been or are not any time periods uncovered. Except as set forth in Exhibit 5.26, since December 31, 2005, there has not been any change in any of the EFO Group Companies’ relationships with its insurers or in the premiums payable pursuant to such policies. Exhibit 5.26 includes a description of each Material claim made under any insurance policy maintained by the EFO Group Companies since January 1, 2000.

5.27	Absence of Changes

Since December 31, 2005 through the date hereof, none of the EFO Group Companies has or will have, except as disclosed in Exhibit 5.27 hereto or as expressly contemplated by this Agreement:

5.27.1.	transferred, assigned, conveyed, or liquidated into current assets any of its assets or business or entered into any transaction or incurred any liability or obligation, other than in the ordinary course of its business;

5.27.2.	suffered any adverse change in its business, operations, or financial condition or become aware of any event or state of facts which may result in any such adverse change;

5.27.3.	suffered any destruction, damage, or loss, whether or not covered by insurance;

5.27.4.	suffered, permitted, or incurred the imposition of any Lien or claim upon any assets, except for any standard retention of title clauses;

5.27.5.	committed, suffered, permitted, or incurred any default in any liability or obligation;

5.27.6.	made or agreed to any adverse change in the terms of any Contract to which it is a party;

5.27.7.	waived, canceled, sold, or otherwise disposed of, for less than the face amount thereof, any claim or right which it has against others;

5.27.8.	declared, promised, or made any distribution or other payment to its shareholders or partners (other than reasonable compensation for services actually rendered) or issued any additional shares or rights, options, or calls with respect to any shares or other interests or participations, or redeemed, purchased, or otherwise acquired any shares or other interests or participations, or made any change whatsoever in its capital structure;

5.27.9.	paid, agreed to pay, or incurred any obligation for any payment for, any contribution or other amount to, or with respect to, any Benefit Plans, or paid any bonus to, or granted any increase in the compensation of, any directors, officers, agents, or employees, or made any increase in the pension, retirement, or other benefits of its directors, officers, agents, or employees;

5.27.10.	committed, suffered, permitted, or incurred any transaction or event which would increase its tax liability for any prior taxable year;

5.27.11.	incurred any other liability or obligation or entered into any transaction other than in the ordinary course of business;

5.27.12.	received any notices, or had reason to believe, that any supplier or customer has taken or contemplates any steps which could disrupt the business relationship with said supplier or could result in the diminution in the value of any of the business of the EFO Group as going concerns;

5.27.13.	paid, agreed to pay, or incurred any obligation for any payment of any indebtedness except current liabilities incurred in the ordinary course of business;

5.27.14.	delayed or postponed the payment of any liabilities, whether current or long-term, or failed to pay in the ordinary course of business any liability on a timely basis consistent with prior practice;

5.27.15.	made any change in (i) any accounting, financial reporting, or tax practice or policy, (ii) any method of calculating any bad debt, contingency, or other reserve for accounting, financial reporting, or tax purposes, or (iii) the fiscal year;

5.27.16.	made any write-off or write-down of or any determination to write off or down any of its assets;

5.27.17.	made any change in the general pricing practices or policies or any change in the inventory, credit, or allowance practices or policies not in the ordinary course of business consistent with prior practice; or

5.27.18.	made any amendment to the articles of association or by-laws (or other comparable charter documents), or resolved on any liquidation or dissolution.

5.28	Bankruptcy or Judicial Composition Proceedings

No bankruptcy, insolvency or judicial composition proceedings concerning Sellers or the EFO Group Companies have been applied for. No circumstances exist that would require the application for any bankruptcy, insolvency or judicial composition proceedings nor do any circumstances exist according to any applicable bankruptcy or insolvency laws which would justify the avoidance of this Agreement.

5.29	Foreign Corrupt Practices

None of the EFO Group Company, nor to the knowledge of any Seller, any agent or other person acting on behalf of any EFO Group Company, has (i) directly or indirectly, used any corrupt funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by any EFO Group Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.30	Investment Representation.

(i) the shares of Hologic, Inc. Common Stock to be issued to such Seller under this Agreement are being acquired for investment only and not with a view to any public distribution thereof in violation of any of the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction applicable to the transactions contemplated hereby or such Seller;

(ii) such Seller has had the opportunity to ask questions of and to receive answers from representatives of Purchaser concerning the business, management and financial condition of Purchaser, Hologic, Inc. and the terms and conditions of the shares of Hologic, Inc. Common Stock to be acquired by such Seller hereunder;

(iii) such Seller is able to bear the economic risk of its investment in the shares of Hologic, Inc. Common Stock acquired hereunder for an indefinite period of time;

(iv) such Seller can afford a complete loss of its investments in the shares of Hologic, Inc. Common Stock acquired hereunder;

(v) such Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in shares of Hologic, Inc. Common Stock; and

(vi) such Seller is not a “US Person” as such term is defined in section 9.02 (k) of Regulation S under the Securities Act.

5.31	Disclosure and Absence of Undisclosed Liabilities

This Agreement and the Exhibits hereto disclose all facts material to the business, assets, and operations of each of the EFO Group Companies and the business of EFO Group. No statement contained herein or in any certificate, schedule, list, Exhibit, or other instrument furnished to Purchaser pursuant to the provisions hereof contains or will contain any untrue statement of, or omits or fails to state any, Material fact.

6 CERTAIN COVENANTS

6.1	Management Agreements

6.1.1	Mr. Manfred Wagner and Mr. Wolfgang Wiegelmann shall enter into employment agreements and Dr. Frank Stubhan into a supplementary agreement with a EFO Group Company in the form attached as Exhibit 6.1.1a, Exhibit 6.1.1b, and Exhibit 6.1.1c.

6.1.2	Dr. Manfred Lutz shall enter into a consulting agreement and Dr. Hubert Walsdorfer into a supplementary agreement with a EFO Group Company in the form attached Exhibit 6.1.2 a and Exhibit 6.1.2 b.

6.2	Encumbrances

Sellers hereby waive any right or entitlement under any preemptive rights, options, rights of first refusal, rights of first offer or other restrictions of any nature whatsoever with respect to the Shares (collectively, the “Encumbrances”). In the event that the sale and purchase or the transfer of the Shares to Purchaser may be affected by any Encumbrances, Sellers shall be jointly and severally liable for and fully indemnify Purchaser for any Losses relating thereto.

6.3	Confidentiality

6.3.1

Sellers shall keep confidential and not disclose to any third party all confidential information relating to the business of EFO Group, including, but not limited to (i) organizational, technical, financial, marketing, operational, regulatory, sales and services information, (ii) data and information regarding methods of operation, price lists, customer lists, technology, designs, Intellectual Property, specifications, or other proprietary information of the business or affairs of EFO Group or Purchaser, or (iii) any information communicated, created, transferred, recorded, or employed as part of, or otherwise resulting from the activities undertaken in connection with the negotiation, conclusion or consummation of this Agreement and the exhibits hereto (“Confidential Information”). The Confidential Information shall be held confidential by Sellers unless it is or has been

(i)	obtained legally and freely from a third person without restriction as to the disclosure of such information;

(ii)	independently developed by Sellers at a prior time without benefit of any of the Confidential Information to EFO Group or Purchaser, and documented to be as such;

(iii)	made available by EFO Group or Purchaser for general release independent of Sellers;

(iv)	within the public domain or later becomes part of the public domain as a result of acts by someone other than the Sellers and through no fault or wrongful act; or

(v)	it is to be made public as required by applicable Laws, court proceedings, or stock exchange regulations.

6.3.2	Any disclosure of Confidential Information required by legal process shall only be made after providing Purchaser with notice thereof in order to permit Purchaser to seek an appropriate protective order or exemption. Violation by Sellers of the foregoing provisions shall entitle Purchaser or its Affiliates, at its option, to obtain injunctive relief without showing of irreparable harm or injury and without bond. The provisions of this Section 6.3 will be effective for a period of ten years after the date hereof.

6.3.3	In case any of the Sellers breaches the obligations under Section 6.3 such Seller shall forfeit to the benefit of Purchaser a contractual penalty in the amount of EUR 100,000.00 per breach without prejudice to Purchaser’s right to claim damages or to seek specific performance or injunctive relief with respect to such breach.

6.4	Public Announcements

Each Party undertakes that it will not make an announcement in connection with the transaction contemplated by this Agreement, unless (i) if required by applicable Law or stock exchange regulations after prior notification of the respective other Party, or (ii) the other Party has given its respective written consent to such announcement, including the form of such announcement, which consent may not be unreasonably withheld and may be subject to conditions. The Sellers each acknowledge that Hologic, Inc. may be required to file this Agreement and any other agreement entered into in connection herewith with the U.S. Securities and Exchange Commission under the Securities Act of 1933, and the rules thereunder and/or the Securities Exchange Act of 1934 and the rules thereunder, and to describe the transactions contemplated by this Agreement and such other agreements in such filing, and subsequent filings, and Sellers each hereby consent to such filing.

6.5	Non-Solicitation

Sellers undertake, for a period of five years from the date hereof, not to, without the prior written consent of Purchaser, solicit, directly or indirectly, any employee now or in the future employed by Purchaser, the EFO Group or their Affiliates to work, directly or indirectly, in any way whatsoever for Sellers or any of their respective Affiliates.

In case any of the Sellers breaches the obligations under Section 6.5 such Seller shall forfeit to the benefit of Purchaser a contractual penalty in the amount of EUR 100,000.00 per breach without prejudice to Purchaser’s right to claim damages or to seek specific performance or injunctive relief with respect to such breach.

6.6	Non-Competition

For a period of three years following the Closing Date Sellers shall not, directly or indirectly, conduct any activity that would compete with the business operations of the EFO Group in any of the countries in which such business operations are presently conducted, including establishing or acquiring any business or any controlling interests in a business that would compete with the business operations of EFO Group.

In case any of the Sellers breaches the obligations under Section 6.6 (the “Breaching Person”) and do not remedy such breaches within ten days following notice given by Purchaser to the Breaching Person, such notice specifying the breaches of the obligations under Section 6.6, the Breaching Person shall forfeit to the benefit of Purchaser a contractual penalty in the amount of EUR 100,000 per week without prejudice to Purchaser’s right to claim damages (as of the beginning of the breach) or to seek specific performance or injunctive relief with respect to such breach.

6.7	Conduct of Business

After Jan. 1, 2006 until the Closing Date, Sellers have caused the EFO Group Companies to conduct their business in all aspects in the ordinary course and consistent with past practice, the Companies have not hired any employees, or created any new liabilities other than as reasonably required to consummate the transaction contemplated in this Agreement.

6.8	Environmental Compliance

Additionally, each Seller shall, defend, indemnify, and hold harmless Purchaser and its Affiliates (including the EFO Group Companies), from and against any Losses (specifically including any fines, penalties, clean-up costs or other compliance costs and any Losses of the EFO Group Companies) resulting from or arising out of any instance of non-compliance or violation of any Environmental Law, or resulting from or arising out of any third party action, whether by a Governmental Authority or other third party for damages, including fines, penalties, clean-up costs or other compliance costs under any Environmental Law in each case arising out of or caused in whole or in part by the operations of any EFO Group Company (or any predecessor thereto) prior to the Closing, or the condition of any item of the EFO Real property owned, leased or otherwise occupied by any member of the EFO Group Companies (or any predecessor thereto) prior to the Closing.

Claims under this Section 6.8 shall be time barred (verjähren) 3 years after the Closing Date and shall be limited to an amount equal to twenty five percent (25%) of the Cap Purchase Consideration.

6.9	Certain China Compliance Issues

Sellers shall defend, indemnify, and hold harmless Purchaser and its Affiliates (including the EFO Group Companies), from and against any Losses (specifically including any fines, penalties, clean-up costs or other compliance costs and any Losses of the EFO Group Companies) resulting from or arising out of the issues set out in Exhibit 6.9.

Claims under this Section 6.9 in relation to the issues specified in Exhibit 6.9 shall be time barred (verjähren) 24 months after the Closing Date and shall be limited to an amount of EUR 1 (one) million.

6.10	Closing Financial Statements

Sellers shall defend, indemnify, and hold harmless Purchaser and its Affiliates (including the EFO Group Companies), from and against any Losses in the event EFO Group should not be able and ready to close its books of account as of April 30, 2006 for the purpose of producing closing financial statements as of April 30, 2006.

7 REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller, in the form of an independent guarantee (selbständiges Garantieversprechen pursuant to Section 311 BGB) that as of the date hereof:

7.1	Organization; Corporate Power and Authority

Purchaser is duly organized and existing under the laws of the jurisdiction of its incorporation. Purchaser has duly authorized, executed, and delivered this Agreement and has full power and authority to execute, deliver, and perform its obligations under this Agreement and the other agreements, documents, and instruments contemplated herein without the necessity of any act or consent of any other person whomsoever. This Agreement and the other agreements, documents, and instruments contemplated herein, when executed and delivered by all Parties hereto, constitute the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

7.2	Conflicts

Neither the execution nor the delivery of this Agreement or the other agreements, documents, and instruments contemplated herein by Purchaser, nor the performance of any of its obligations hereunder or there under, will violate or conflict with any of the terms of any articles of association or other organizational documents of Purchaser.

7.3	Governmental Approvals

No approval, consent, decree, or order of any governmental authority is required in connection with the execution and delivery of this Agreement by Purchaser, the performance of its obligations hereunder, or the consummation by it of the transactions contemplated hereby.

7.4	Third Person Consents

No Third Person Consent is required in connection with the execution, delivery, or performance of this Agreement or the other agreements or documents contemplated herein by Purchaser.

7.5	Hologic Stock

The shares of common stock of Purchaser issued by Purchaser to Mr. Manfred Wagner, Mr. Wolfgang Wiegelmann and Dr Manfred Lutz hereunder have been duly authorized and validly issued and, upon consummation of the transactions contemplated hereunder, shall constitute fully paid and non-assessable shares of common stock of Purchaser.

7.6	Financial Statements

Each of the Hologic financial statements (including the related footnotes) included in the reports filed by Hologic with the SEC since September 1, 2004, presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Hologic as of the respective dates or for the respective periods set forth therein, all in conformity with US GAAP consistently applied during the periods covered thereby except as otherwise noted therein, and subject, in the case of any unaudited interim financial statements included therein, to normal year-end adjustments and absence of complete footnotes.

8 REMEDIES

8.1	Indemnification by Sellers

In the event of any breach or non-fulfillment by Sellers of any obligation of Sellers under this Agreement, in particular of the guarantees pursuant to Article 5, Sellers shall defend, indemnify, and hold harmless Purchaser and its Affiliates (including the EFO Group Companies), from and against any Losses (including, for the avoidance of doubt, Losses of the EFO Group Companies), arising out of or caused by such breach or non-fulfillment. Liability for lost profits shall be excluded in connection with claims for breach or non-fufilment of the Representations and Warranties of Sellers, except for claims under Sections 5.19 and 5.22. Sellers shall be liable not jointly and severally but in the following proportions:

Mr. Manfred Wagner: 50.3%;

Mr. Wolfgang Wiegelmann: 19.9%;

Dr. Manfred Lutz: 14.9%;

Mr. Heribert Weber: 9.9%;

Mr. Frank Dieter Maier: 5.0%;

EFO-Verwaltungs-GbR: 100%, but excluding the joint and several liability of its shareholders for the liabilities of EFO-Verwaltungs-GbR under this Agreement; instead the shareholders will be liable in the proportions set out above.

8.2	Indemnification by Purchaser.

In the event of any breach or non-fulfillment by Purchaser of any obligation of Purchaser under this Agreement, in particular of the guarantees pursuant to Section 7, Purchaser shall, defend, indemnify, and hold harmless Sellers from and against any Losses, arising out of or caused by such breach or non-fulfillment.

8.3	Indemnification Procedure.

8.3.1.	Purchaser agrees to give Sellers prompt (unverzüglich) notice of any event, or any written claim by a third person, of which it obtains knowledge and which could reasonably be expected to give rise to any Losses which are required to be indemnified against by Sellers under this Agreement. Such notice shall set forth the basis on which a claim for indemnity hereunder is requested – to the extent known at the time of the notice (the “Claim Notice”).

8.3.2.	In the case of claims by a third person, Purchaser shall advise Sellers in the Claim Notice whether it intends to contest the third party claim.

8.3.2.1	If Purchaser determines to contest the third party claim, Seller shall have the right to be represented and to participate in the proceedings, at its own expense, by its own counsel, subject to the reasonable direction of Purchaser.

8.3.2.2	If Purchaser determines not to contest a third party claim, the Sellers shall have the right, at their own expense, to contest and defend against such claim on behalf of and in the name of Purchaser or the respective EFO Group Company by giving written notice to Purchaser within fifteen days after the receipt of the Claim Notice. If Sellers determine to contest such claim, Purchaser shall have the right to participate in the proceedings and any settlement shall be subject to the prior written approval of Purchaser and the Seller’s choice of counsel shall be subject to consultation with Purchaser. If Sellers do not contest the third party claim or fail to notify Purchaser pursuant to Section 8.3.2.2, it shall be deemed to have agreed that such claim is subject to indemnification hereunder.

8.3.3.	Sections 8.3.1 and 8.3.2 shall apply mutatis mutandis to any event, of which Sellers obtain knowledge, which will give rise to any Losses which are required to be indemnified against by Purchaser under this Agreement.

8.3.4.	In any case, each Party shall make available to the other and its attorneys at all reasonable times during normal business hours, all books, records, and other documents in its possession relating to such claim and the Party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other Party or Parties.

8.4	Expiration of Claims

Any claims of Purchaser or Seller under the respective representations and warranties of Seller contained in Section 5 or Purchaser contained in Section 7, shall be time-barred (verjähren) 24 months after the Closing Date; provided, however, that (i) any claims of Purchaser under the Essential Representations and Warranties contained in Sections 5.19 (Environmental Matters) and 5.22 (Intellectual Property) shall expire (verjähren) three (3) years after the Closing Date; (ii) any claims of Purchaser under the Essential Representations and Warranties contained in Sections 5.1 to 5.5, 5.6 and 5.8 (being “Organization; Corporate Power and Authority”, “Title to Shares and Trustor Rights, Capitalization”, “[No] Conflicts; Defaults”, “Governmental Approvals”, “Third Party Consents”, and “Real Property”) shall expire (verjähren) five (5) years after the Closing Date; and (iii) any claims of Purchaser under the representations and warranties of Seller contained in Section 5.17 of this Agreement shall expire (verjähren) for each relevant tax period, six months after the assessment covering the respective tax period has become final and non-appealable; and any claims of Purchaser in relation to the issues specified in Sections 6.8 and 6.9 shall be time barred (verjähren) as specified in Sections 6.8 and 6.9.

There shall be no limitation on any Parties obligations under Article 8 (including this Section 8.4) with respect to any claims based on intentional misrepresentation or fraud by the relevant Party or any person acting for or on behalf of such Party.

8.5	Exclusive Rights

The rights under Section 8.1 and 8.2, are, notwithstanding the claims for specific performance (Erfüllungsansprüche) which are expressly reserved, the sole and exclusive rights of Purchaser and Sellers, as the case may be, in case of a breach of any representation and warranty by Sellers under Section 5, or Purchaser under Section 7, as the case may be, or in case of a breach of any other obligation under this Agreement by Seller or Purchaser, as the case may be. Any other claims or remedy, for breaches of representations and warranties, including but not limited to, the right to withdraw (zurücktreten) from this Agreement or to require the winding up (Rückabwicklung) except claims for willful deceit (arglistige Täuschung) or fraud and damages based on intent (Vorsatz), are hereby expressly excluded and waived by Purchaser and Seller to the extent legally permissible.

8.6	Limitation on Indemnification

8.6.1.	Caps

Claims under Section 6.8 shall be limited to an amount equal to twenty five percent (25%) of the Cap Purchase Consideration.

Claims under Section 6.9 shall be limited to an amount of EUR 1 (one) million.

Sellers’ liability for breaches of the representations and warranties contained in Section 5 which are not Essential Representations and Warranties shall not exceed EUR 2,800,000.00 such amount to be reduced to EUR 2,100,000.00 after and to the extent the (partial) Escrow Amount identified in Section 4.2.3 (i) has been released.

Sellers’ liability for breaches of the Essential Representations and Warranties shall, however, not exceed an amount equal to the Cap Purchase Consideration except that

(1) Sellers’ liability for breaches of Section 5.19 (Environmental) and Section 6.8 (Environmental Compliance) shall not exceed an amount equal to twenty five percent (25%) of the Cap Purchase Consideration and

(2) Sellers’ liability for breaches of Section 5.22 (IP) shall not exceed an amount equal to twenty five percent (25%) of the Cap Purchase Consideration provided that

(3) Sellers’ liability for breaches of Section 5.19, Section 5.22 and Section 6.8 together shall not exceed an amount equal to twenty-eight percent (28%) of the Cap Purchase Consideration.

8.6.2.	De Minimis

Sellers shall not be obligated to indemnify Purchaser for breaches of the representations and warranties contained in Section 5 other than the Essential Representations and Warranties, and not for claims pursuant to Sections 6.8 and 6.9, until the aggregate amount of indemnification claims relating thereto exceeds EUR 250,000.00 (de minimis); if this threshold is exceeded, Purchaser shall be entitled to the whole amount; provided, however, always that indemnifications for breaches of Section 5.19 (Environmental) must exceed EUR 250,000.00 in each single case and Purchaser shall be entitled to only the amount in excess of EUR 250,000.00 in each single case; and indemnifications for breaches of Section 5.22 (IP) must likewise exceed EUR 250,000.00 in each single case and Purchaser shall be entitled to only the amount in excess of EUR 250,000.00 in each single case.

8.6.3.	Knowledge of Purchaser.

Sellers shall be liable irrespective of any knowledge or implied knowledge of Purchaser and section 442 German Civil Code shall not apply.

8.6.4.	Compensation of Damages.

The German law principles of mitigation of damages (Schadensminderungspflicht), contributory negligence (Mitverschulden) pursuant to section 254 German Civil Code and “compensation of advantages” (Vorteilsausgleich) shall apply.

8.6.5.	Application Mutatis Mutandis

Sections 8.6.3 through 8.6.4 shall apply mutatis mutandis to claims of Seller.

9 MERGER CONTROL

9.1	The Parties are – after having thoroughly inspected the relative laws and regulations in any country, in which the parties are doing business – unanimously assuming that Merger Control Clearance for this Contract has not to be obtained under any applicable law and therefore such Clearance has not to be a condition precedent to the transfer of Shares and Rights under this contract.

9.2	Should this assumption turn out to be untrue, Purchaser shall as soon as possible notify the transaction contemplated hereunder to the competent merger control authorities in its own name and in the name of Seller in accordance with all applicable laws. The Parties shall in such case reasonably agree upon the applications. If there is any requirement to discuss this matter with competent merger control authorities, such discussions shall be held by Purchaser’s representatives. Seller and Purchaser shall keep each other fully informed of all merger control procedures and any contact with the competent merger control authorities in relation to this transaction. If any competent merger control authorities should indicate that any clearance of the merger might be subject to specific requirements, such requirements shall be accepted only with consent of the Party who is addressed or affected by such requirements.

9.3	Should the merger contemplated hereunder be prohibited by any competent merger control authority in any of the listed countries, Seller and Purchaser shall be entitled to withdraw (zurücktreten) from this Agreement. Can unrestricted approval not be obtained, any Party addressed or affected by any such restriction shall be entitled to withdraw from this Agreement.

10 CONDITIONS PRECEDENT, CLOSING

10.1	Conditions Precedent

The Parties make the statements in Sections 10.2 through 10.5 and Purchaser’s obligation to close the transaction and to pay the purchase consideration shall be subject to the satisfaction of the conditions precedent set out in Sections 10.6 and 10.7 (“Conditions Precedent”), provided that Purchaser may, in its sole discretion, waive any of the Conditions Precedent.

10.2	Employment Agreements with Key Employees

The employment agreements stipulated in Section 6.1 have been concluded except for the supplementary agreement with Dr. Hubert Walsdorfer.

10.3	Waiver

The rights of the respective other party under the change of control clauses set out in Exhibit 10.3 have been waived, provided that no change of control permission shall be obtained from GE, and instead the GE loan shall be paid off before Closing, and provided further that no change of control permission shall be obtained from BW Bank; the waivers are attached as part of Exhibit 10.3.

10.4	Legal Opinion of Purchaser’s Counsel

Purchaser shall deliver to Sellers a legal opinion of their legal counsel in the form attached hereto as Exhibit 10.4.

10.5	Releases

Each Seller has executed a release in favor of the EFO Group Companies, the Purchaser, Hologic, Inc. and their respective officer, directors and affiliates such release letters attached hereto as Exhibit 10.5.

10.6	Conduct of Business

As of the Closing Date EFO Group will have conducted its business as of the Signing Date through the Closing Date in all aspects in the ordinary course of business. Sellers will have consulted in advance, or in case prior consultation is impossible, due to imminent risks or urgency, immediately thereafter, all Major Business Decisions with Purchaser. Sellers shall have properly taken into consideration any objections which Purchaser may raise against any such Major Business Decisions.

10.7	Accuracy of Representations and Warranties

The representations and warranties set out in Section 5 are accurate, true and correct.

10.8	Closing

Save as otherwise unanimously agreed upon between the Parties, the sale and purchase of the Shares shall be completed on May 2, 2006 (“Closing Date”).

On the Closing Date, the Parties or their representatives shall meet in the office of Taylor Wessing, Isartorplatz 8, D – 80331 München, or at such other place as they will mutually agree upon. The following events shall take place in order to complete the sale and purchase of the Shares as contemplated hereunder (“Closing”):

Purchaser shall

(i) effect payment of the Cash Consideration as stipulated in Section 4.2.1,

(ii) effect payment of the additional consideration as stipulated in Section 4.3.1 and

(iii) shall, in satisfaction of the transfer of the Stock Consideration pursuant to Section 4.2.2, hand out to Sellers a (fax-)copy of the irrevocable instruction letter, the form of which is attached as Exhibit 10.8. (iii).

Sellers shall confirm in writing receipt of the Initial Purchase Consideration and the additional consideration stipulated in Section 4.3.1, that the condition precedent stipulated in Section 3.2 therefore has been met and that therefore the transfer of the Shares and the Trustor Rights to Purchaser has become effective.

10.9	Termination

Purchaser may withdraw (zurücktreten) from this Agreement until May 9, 2006 in the event the Conditions Precedent should not be met, however, not after the transfer of the Shares and the Trustor Rights to Purchaser has become effective.

Sellers may withdraw (zurücktreten) from this Agreement until May 9, 2006 in the event that the Purchaser does not comply with his obligations under Section 10.8, however, not after the transfer of the Shares and the Trustor Rights to Purchaser has become effective.

Other contractual or statutory rights of the Parties remain unaffected.

11 INTENTIONALLY LEFT BLANK

12 MISCELLANEOUS

12.1	Notice

Except as otherwise provided herein, any notice required hereunder shall be in writing, and shall be deemed to have been validly served, given, or delivered upon delivery thereof to the Party to be notified (in the case of a fax, by delivery via telefax with confirmation of receipt), in each case to the address of the party to be notified, as follows:

If to Purchaser:

Hologic, Inc., attn: Peter Soltani

35 Crosby Drive

Bedford, MA 01730

Telephone: (001) 781-999-7300

Telefax: (001) 781-280-0669

with copy to:

Corporate Counsel

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730

USA

Telephone: (001) 781-999-7307

Telefax: (001) 781-275-0307

with copy to:

Taylor Wessing, attn. RA Dr. Cornelius Weitbrecht

Isartorplatz 8

D – 80331 München

Telephone: (+49) 89 210380

Telefax: (+49) 89 21038 300

If to Sellers:

Manfred Wagner

c/o AEG Elektrofotografie GmbH

Emil Siepmann Str. 40

D 59581 Warstein-Belecke

Telephone: (+49) 2902 861-222

Telefax: (+49) 2902 861-1207

with copy to:

Wirsing Hass Meinhold, attn. RA Dr. Georg Wirsing

Maximilianstr. 35

D 80539 Munich

Telephone: (+49) 89 290071-23

Telefax: (+49) 89 290071-33

Each of the Sellers herewith irrevocably grants power of attorney to Manfred Wagner in order to make all declarations, notices, and communications and to perform all acts out of and in connection with this Agreement for and on behalf of the Sellers collectively and of each seller individually. The authorized person is released from the restrictions of self-contracting (Section 181 German Civil Code). All notices, communications and declarations of intent made by the Sellers under and in relation to this Agreement must be made in writing and may only be made by Manfred Wagner with legal effect for and on behalf of the Sellers collectively and of each individual seller in order to have effect vis-à-vis the Purchaser under this Agreement. Any other notices, communications and declarations of intent made by individual sellers other than by Manfred Wagner are excluded. In the event of death or legal incapacity (Geschäfsunfähigkeit) of Mr Wagner each of the Sellers herewith grants Mr Wiegelmann a power of attorney identical in contents and scope to the power of attorney granted to Mr Wagner.

12.2	Assignment

No Party shall assign or delegate this Agreement or any rights or obligations hereunder to any person without the prior written consent of the other Parties hereto; provided, however, that Purchaser may assign any of its rights under this Agreement to any Affiliate of Purchaser without the prior consent of any other Party.

12.3	Taxes and Fees

Purchaser shall be liable for and pay all applicable sales, documentary, recording, filing, transfer, and other similar taxes and fees payable as a result of the consummation of the transactions contemplated hereby, including property transfer tax. EUR 15,000.00 of the notary´s fees shall be borne by the Sellers, the rest of the notary´s fees shall be borne by the Purchaser. Apart therefrom, all other expenses of the Purchaser associated with this transaction shall be borne and paid by the Purchaser, and all other expenses of the Sellers associated with this transaction shall be borne by and paid by the Sellers. There will be no expenses in connection with this transaction and its preparation borne by the EFO Group Companies, and any such expenses paid or incurred by the EFO Group Companies shall be reimbursed by the Sellers; the foregoing shall not apply to the following amounts paid prior to the Signing Date or accrued in the Interim Financial Statements:

Price Waterhouse Coopers fees up to Euro 40,000.00

Bonus payments to to employees of the EFO Group up to Euro 70,000.00

Messrs. Lehnardt, Esq. fees up the Euro 55,000.00.

12.4	Amendments

Save where the law provides for another form, this Agreement may be amended or supplemented or the performance of a provision hereof waived only by an instrument in writing executed, notarized, if legally required, and delivered by a duly authorized director or officer or attorney-in-fact of each of the parties hereto, including for any amendment to this provision.

12.5	Successors and Assigns

This Agreement shall be binding upon, inure to the benefit of, and may be enforced by, the Parties and their respective successors and permitted assigns.

12.6	Governing Language

This English language version of this Agreement shall be in all respects controlling despite the existence of any translation hereof; provided that where a German term in italics is appended in this English language version to an English term or otherwise used, such German term (and not the English term to which it relates) shall be authoritative for the purpose of interpretation of the relevant English term in this Agreement, provided, however, that for the employment contracts stipulated in Section 6.1. the German language version is authoritative.

12.7	Conflicts

If and to the extent a conflict arises between the contents of this Agreement and any document or agreement entered into in connection with this Agreement, the terms of this Agreement shall prevail.

12.8	Choice of Law

The validity, interpretation, and performance of this Agreement and any dispute connected herewith shall be exclusively governed and construed in accordance with the laws of the Federal Republic of Germany without giving effect to its conflict of law provisions.

12.9	Dispute Resolution

All disputes arising out of or in connection with this Agreement shall be finally settled by arbitration under the Rules of the German Institution for Arbitration (“DIS Rules”) by three arbitrators appointed in accordance with the DIS Rules in effect at the time of application. The arbitrators shall be German lawyers (Volljuristen). The chairman shall be an active or retired presiding judge (Vorsitzender Richter) of a District Court or a Court of Appeal (Landgericht oder Oberlandesgericht) The language of the arbitral proceedings shall be English. The place of arbitration shall be Munich. The Parties expressly agree, that arbitration procedures under the DIS Rules guaranty a fair and complete hearing and a court of arbitrators institutionalized under the DIS Rules is a forum conveniens.

12.10	Entire Agreement

This Agreement, including all Exhibits hereto, constitutes the full understanding of the Parties and the complete and exclusive statement of the terms and conditions of the Agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the Parties with respect thereto.

12.11	Severability

In the event that any provision of this Agreement shall finally be determined by a competent tribunal or court to be unlawful (unwirksam) or unenforceable (undurchführbar), such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and the Parties shall agree to replace the unlawful or unenforceable provision by a provision of similar meaning reflecting the original intent of the Parties to the extent permissible under applicable laws. In the event, the Parties inadvertently did not address certain issues in this Agreement which subsequently become relevant (Vertragslücke), the unaddressed issue shall be handled so as to give effect to the extent possible to the intentions of the Parties as reflected in this Agreement.

12.12	Sellers´ consent

Sellers in their capacity as shareholders of EFO and EMI GmbH and as trustors of EMI KG herewith give their consent to the transactions contemplated by this Agreement, waiving all formal requirements for a shareholders´ meeting and herewith waive all rights of pre-emption, first refusal or similar rights they may have.